Answers.com

Brainboost

Answers.com and Brainboost:

POSITION PAPER

December 2005

Introduction

On December 6, 2005, Answers.com announced its acquisition of Brainboost Technology, LLC, and its innovative artificial intelligence and natural language search technology. This paper outlines the following aspects of the acquisition:

- Overview of Answers.com's goals, value proposition and technology.
- Benefits of the Brainboost technology and the value it will contribute to Answers.com.
- Broad plans for the incorporation of Brainboost and its technology into Answers.com.

Answers.com

Answers.com's mission is to provide the best way for people to find answers on the Web. It offers users a distinctive integrated page of authoritative reference information, instead of traditional Web links.

Answers.com is particularly effective answering "*Who is…*" or "*What is…*" questions, when the subject is one of our million-plus topics. For example, we provide an excellent answer when the user types: "USB" / "What is USB?" or "Norman Douglas" / "Who was Norman Douglas?"

Our editorial team has built a database of over 1.5 million unique topics divided into over twenty categories, drawn from high-quality sources. From biographies to business terms, recipes to religions, phobias to photography, the library of topics covers a broad range of subjects.

Our products are *topic-based*, much as an encyclopedia is built of entries that the reader looks up by name. The next step on our development plan had been to add natural language mechanisms by which a user could "dig deeper" into our topics using normal English question syntax. Brainboost allows us to leverage its experience and development efforts in this area to reach this next stage in our strategy significantly faster than building such artificial intelligence technologies ourselves.

In addition to our dynamic and growing content collection, we offer an optional software component known as 1-Click Answers™, that allows the user to click on any word or phrase on

the screen (in web browsers, Word, or any other program) to trigger a query to the system. This feature eliminates the need to visit the site in order to submit a query. An added bonus to using the 1-Click Answers™ software is that it uses the words surrounding the one clicked on to disambiguate and attain the context as an aid to locating the appropriate term.

Answers.com derives its traffic from direct visitors to its website, and from traffic directed to it from search engines that "value" its rich content pages. In addition, we have in place – and are aggressively developing – partnerships with sites that provide our service to their users.

Brainboost

Brainboost has developed technology for parsing and answering natural language queries. Traditional keyword-based search involves an engine that uses "spiders" to index as much of the web as possible and then returns a list of pages that match the keywords submitted by the user. While these engines value factors such as page popularity, freshness, uniqueness and readability, the primary criterion involves literal matching of the user query to pages that contain the same keywords.

Brainboost, by contrast, attempts to "understand" a natural language question in traditional question format. It actually prefers to receive queries in the form of a question, as keywords can be too general to accurately disambiguate and discern intent.

The Brainboost technology then analyzes the user's question and identifies pages on the web that contain sentences or phrases that appear to answer the specific question. Using a scoring system by which it assigns confidence levels to candidate answers, it builds a list of relevant snippets from these pages. It is often possible to derive the answer immediately when detecting consensus, but the user can also click through to the source-sites themselves to read more.

Below are a few actual questions, and the answers Brainboost provides:
(The answers appear as one of the top three responses)

Q: *Who named Mount St. Helens?*

A: A British diplomat, whose title was Baron St Helens, was the person who named Mount St. Helens.

Q: *Who invented Velcro?*

A: MESTRAL, GEORGE DE - George de Mestral was a Swiss engineer who invented Velcro in 1948.

Q: *How many employees are there in 3M?*

A: At 3M our 67,000 employees worldwide rely on effective collaboration to make decisions.

Q: *What is the effective range of Bluetooth?*

A: The effective range of Bluetooth is said to be about 30 feet, but that's in clear air, not in a crowded room.

Q: *How many bags of mail did the titanic have?*

A: It is estimated that between 3,364 and 3,435 bags of mail and between 700 and 800 parcels were lost in the sinking.

Q: *What are the side effects of Nexium?*

A: The most common side effects of Nexium are headache, diarrhea and abdominal pain.

Q: *Who was the second prime minister of Canada?*

A: Alexander Mackenzie (January 28, 1822 - April 17, 1892) was the second Prime Minister of Canada from November 7, 1873 to October 8, 1878.

Q: *Who designed the white house?*

A: James Hoban, an Irish - American architect, designed the White House.

Q: *How many calories do bananas have?*

A: 2 medium - sized bananas: 244 calories.

Q: *The War of the Roses was between which two houses?*

A: War of the Roses 1455 - 1485 - England became engulfed in a civil war between the houses, of York and Lancaster.

Q: *What is the smartest breed of dog?*

A: The Border Collie is said to be the smartest breed.

Q: *How do neurons communicate?*

A: Neurons communicate by releasing chemicals from its axon.

Q: *Where did Arafat die?*

A: Palestinian President Yasser Arafat died in Paris.

Q: *How many people are killed by snake bites every year?*

A: Only six to ten people die each year from bites of all snake species in the United States.

Q: *How many stomachs do cows have?*

A: Cows are ruminants, which means they have four stomachs.

Integration

The Brainboost technology will complement Answers.com's own technology, allowing Answers.com to satisfy both the user who enters the word "calculus" or "What is calculus?" as well as the one who specifically asks "Who invented calculus?"

The primary goal of the integration is to apply Brainboost's answer extraction engine to Answers.com's own growing and trustworthy content library. The effect will be that, whenever Answers.com contains the information that answers the user's question, the results will be extracted and referenced from the internal content, rather than from the Web at large. This is where the integration becomes most valuable to users and can help us enjoy a leadership position in the implementation and application of natural language query technology.

Of course, we will continue to use Brainboost to provide answers from pages on the vast web as well. The combination providing answers from both the Answers.com content library as well as from external web sites provides a potent combination, in which users will be able to find answers to their natural language questions.

The integration of Brainboost into Answers.com is planned in stages. We will benefit from the technology early on, while implementing the full integration of the technology into the Answers.com system in parallel.

Benefit to partners

This acquisition and integration of Brainboost answer extraction will result in a dramatic enhancement to the Answers.com core value proposition and an exciting new benefit for all users of Answers.com. In addition, we will offer this technological advantage to partners and customers of our co-branded and integrated services.

FOR MORE INFORMATION:

Investor Contact:

Bruce D Smith, CFA
VP, IR and Strategic Development
bruce@answers.com
646.502.4780

Press Contact:

Jay Bailey
Director of Marketing
j@answers.com
888.248.9613